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                                                                     Exhibit 3.3


                            ARTICLES OF INCORPORATION
                                       OF
                         ACTION VENTURI TECHNOLOGY, INC.

                                   ARTICLE ONE

The name of the corporation is ACTION VENTURI TECHNOLOGY, INC.

                                   ARTICLE TWO

         The period of its duration is perpetual.

                                  ARTICLE THREE

         The purposes for which the corporation is organized are:

         1. To provide carpet, drapery, upholstery and other flooring and hard surface cleaning. To install carpet, tile and all flooring material. To contract with residential, commercial, multi-housing and general contractors and/or subcontractors to perform any and all of the above.

         2. In general to do such other things as are incidental to the foregoing or necessary or desirable in order to accomplish the foregoing. To provide at any time an expansion of the services described in #1 above relating to duct cleaning, fire restoration, wall and ceilings, or any other related cleaning services associated with these.

                                  ARTICLE FOUR

         The aggregate number of shares which the corporation has authority to issue is 1,000,000 without par value and shall be issued as Rule 1244 stock of the Internal Revenue Code.

                                  ARTICLE FIVE

         The corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1,000), consisting of money, labor done, or property actually received.

                                   ARTICLE SIX

The address of its registered office is ACTION VENTURI TECHNOLOGY, INC., 112 Bedford Rd., #100, Bedford, Texas 76022.
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The name of its registered agent at such office is Gaylord Karren.

                                  ARTICLE SEVEN

         Subject to the corporation remaining a close corporation, the business and affairs of the corporation shall be managed by the shareholders of the corporation. The name and address of the person who has subscribed for shares to be issued by the close corporation and who will perform the functions of the initial board of directors is: Gaylord Karren 112 Bedford Rd., #100, Bedford, Texas 76022.

                                  ARTICLE EIGHT

         The name and address of the incorporator is Gaylord Karren, 112 Bedford Rd., #100, Bedford, Texas 76022.

         The incorporators include all the initial subscribers to the corporation's shares and securities evidencing the right to acquire its shares.

                                  ARTICLE NINE

1. This corporation shall be a close corporation as defined by the Texas Business Corporation Act.

2. No shares and no securities evidencing the right to acquire shares shall be issued by means of public offering, solicitation or advertisement without a majority vote of its shareholders.

3. All its shares and securities shall be subject to restrictions on transfer as permitted by Article 2.22 of the Texas Business Corporation Act.

4. Only employees of this corporation may acquire its shares other than those to whom by authorization and approval per items #2 & 3 above have been issued shares by solicitation for private or public offering.

5. All issued shares, excluding treasury shares, and all issued securities evidencing the right to acquire shares of the corporation shall be held of record by not more than 35 persons in the aggregate.

6. Each holder of common stock of this corporation shall have the first right, subject to reasonable adjustments to avoid


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         the issue of fractional hares, to purchase shares of common stock of this corporation that may hereafter from time to time be issued whether or not presently authorized, including treasury shares of the corporation in the ratio that the number of shares of common stock he holds at the time of the issue bears to the total number of shares of common stock who does not exercise it and pay for the stock preempted within 30 days of receipt of a notice in writing from the corporation inviting him or her to exercise the right.

                                   ARTICLE TEN

         The corporation will not, except upon receiving the affirmative vote or written consent of holders of at least two thirds of its common shares:

         a. Amend the Articles of Incorporation so as to (i) create, (ii) increase of decrease the authorized number of, or (iii) change the designations, preferences, qualifications, limitations, restrictions, or special or relative rights of the shares.

         b. Merge or consolidate with or into any other corporation, sell, lease or convey all or substantially all of its property and assets, or voluntarily dissolve, liquidate or wind up its affairs.

         c. Amend its Articles of Incorporation or its bylaws adopted by its board at the meeting of the board of directors.

         d. Issue or sell shares including the authorized, but unissued or treasury shares to any one who is not an employee of the corporation.

                                                 /s/ Gaylord Karren
                                                 -------------------------------
                                                 GAYLORD KARREN


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The State of Texas         *
                           *
County of _________        *

         I, the undersigned, a Notary Public, do hereby certify that on Gaylord Karren, 1991, personally appeared before me, GAYLORD KARREN known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared and that the statements therein contained are true and correct.

                                                 /s/ Sandra Perez
                                                 -------------------------------
                                                 Notary Public in and for
                                                 Dallas County, Texas
                                                 My commission expires: 7-27-96


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